EL CAPITAN PROJECT REPRESENTATION AGREEMENT
JUNE 21, 2006

This Agreement is made and entered into this 21st day of June, 2006 between El Capitan Precious Metals, Inc., with its principal office located at 14301 N. 87th Street, Suite 216, Scottsdale, AZ 85260, a mineral exploration company (hereinafter called "ECPN"), Gold and Minerals Co., Inc., P.O. Box 5148, Scottsdale, AZ 85261, a mineral exploration company (hereinafter called "G&M''), and Kenneth P. Pavlich (doing business as Pavlich Associates), a Sole Proprietor with its principal office located at 105 Alderwood Trail, Chagrin Falls, OH 44022 (hereinafter celled "Pavlich"). This agreement supersedes all previous agreements between ECPN and Pavlich.

WHEREAS, ECPN has an 40% ownership position, and, through a management agreement, transaction control over the remaining; 60% held by G&M, in the El Capitan Project located in New Mexico, and desires to enter into a transaction to sell some, or all of the project to a third party.

WHEREAS, ECPN intends to utilize Pavlich in the role of directing the Metallurgical Qualified Person in the efforts to develop an accurate, repeatable and reliable means of detecting and reporting the grade of precious and platinum-group metals contained in the El Capitan deposit, or as otherwise directed by Dr. Clyde Smith. In this role, Pavlich will report to Dr. Clyde Smith.

WHEREAS, ECPN intends to utilize Pavlich as the primary representative of ECPN in the sale of the El Capitan Project to all viable third party mineral companies. In this role, Pavlich will report to the President and C.E.O. of ECPN.

WHEREAS, Pavlich is familiar with the precious metals industry and has experience in mineral project transactions.

NOW THEREFORE, the parties hereby agree that ECPN appoints Pavlich as the primary representative under the terms, and conditions herein to solicit transaction proposals for ECPN's consideration:

DEFINITIONS

Consulting Time Charge - Consulting time will be invoiced at $125 per hour in 15-minute increments. All consulting time charges above $5,000.00 will be approved via email communications by the President of ECPN prior to incurring the expenses.

Current Owners - ECPN (40%) and G&M (60%) control 100% of the E1 Capitan Project. Through a management agreement with G&M, ECPN has authority to enter into transaction agreements for the sale of the El Capitan Project on behalf of G&M.

El Capital Project - The assets and rights held or controlled by ECPN and O&M related to the El Capitan polymetallic mineral deposit located at the western end of Capitan Mountain, near Capitan, New Mexico.

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EL CAPITAN PROJECT REPRESENTATION AGREEMENT
JUNE 21, 2006

Other Companies - Any other entity that may become aware of the availability of the El Capitan project and may choose to provide a transaction proposal. An entity becomes an Other Company for purposes of this Agreement if any communication regarding the El Capitan Project occurs between ECPN or its representatives and that entity after the execution data on this Agreement and before a date six months after the termination date of this Agreement (see TERMINATION on page 3). EPCN agrees to notify Pavlich in writing whenever communications with an entity qualify it as an Other Company.

Prospect Company - Entities that are placed on a target list for marketing of the El Capitan project. The list may be modified by mutual written consent of the parties to this Agreement. Pavlich may incur T&E Expenses, Consulting Time Charges, and Travel Time Charges related to the marketing efforts towards these companies. The initial list of Prospect Companies is:

•	Barrick Gold Corporation - Toronto, Ontario and Salt Lake City, UT
•	Newmont Mining Corporation - Denver, Colorado
•	Kennecott Exploration Company (RTZ) - Salt Lake City, UT
•	AngloPlatinum (Angle American - UK) - South Africa
•	Freeport McMoRan Copper & Gold - New Orleans, LA
•	Agnico-Eagle Mines Limited - Toronto, Ontario
•	Kinross Cold Corporation - Toronto, Ontario
•	Goldcorp, Inc. - Vancouver, British Columbia
•	Glamis Gold Ltd, - Reno, NV
•	Meridian Gold, Inc, - Reno, NV
•	Stillwater Mining Company - Billings, MT
•	Impala Platinum - South Africa
•	Phelps Dodge Corporation - Phoenix, AZ

Success Payment - The payments due to Pavlich upon completion of a transaction involving either the El Capitan Project or ECPN or G&M with any Transaction Counterparty. The total of all Success Payments made to Pavlich shall to calculated as the greater of:

a) One-quarter of one percent (0.25%) of the Total Transaction Value

b) $250,000

The total of all Success Payments to Pavlich shall not exceed three million dollars ($3,000,000.00)

The Success Payment shall be deemed to be earned upon the closing of a transaction involving either the El Capitan Project or ECPN with any Transaction Counterparty. The payment for success shall be made in accordance with the percentage and frequency of the Transaction Payments. ECPN will make payments to Pavlich within 10 business days of the time that a Transaction Payment is deemed to have been completed.

Transaction Counterparty - The entity purchasing an interest in either the El Capitan Project, G&M, or ECPN with the intention of controlling or participating in the development of the El Capitan Project.

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EL CAPITAN PROJECT REPRESENTATION AGREEMENT
JUNE 21, 2006

Total Transaction Value - The apparent value established, implied, or received by the transaction for 100% of the El Capitan Project, Total Transaction Value will include the following types of value components received by Current Owners:

a)
Cash, Stock, or Other Financial Instrument Payments - The apparent value will be equal to the valuation applied to the entire El Capitan Project. For example, a sale of 50% of the El Capitan Project for $500 million would result in a Total Transaction Value component of $1 billion. Acquisition of all or part of ECPN or G&M by a Transaction Counterparty would also constitute a sale of the El Capitan Project. If more than on purchase is made, for example, if one suitor purchases 25 percent of the El Capitan Project and a second suitor, at the same or later time, purchases an additional 30 percent, the total of all cumulative success payments remains at three million dollars.

b)	Royalties - Any royalties paid to the Current Owners by the Transaction Counterparty will be included as a component of the Total Transaction Value.

c)
Carried Interest Investment - Investments made by the Transaction Counterparty in the El Capitan Project on behalf of the Current Owners will be included as a component of the Total Transaction Value. For example, if the Current Owners retained 50% ownership in the El Capitan Project through the transaction, and the buyer subsequently spends $100 million to develop (exploration, permitting, construction, etc.) the El Capitan project, without requiring a pro-rata contribution by the Current Owners, and if there is no pro-rata dilution of the Current Owners’ position, then 50% of the $100 million development investment would become a component of the Total Transaction Value.

Transaction Payment - A Transaction Payment will be deemed to have occurred upon the receipt of financial payment related directly to the sale of the El Capitan project to the Current Owners. For example, a Transaction Payment will have been completed when:

a)
Cash, Stock, or Other Financial Instrument Payment is received by the Current Owners for purchase of a share of the El Capitan Project or, if the sale is inclusive of the El Capitan Project, purchase of a controlling share of ECPN or G&M.

b)	Royalty payment is received by the Current Owners resulting from the sale of the El Capitan Project.

c)
A Carried Interest Investment is made in the El Capitan Project on behalf of the Current Owners by the Transaction Counterparty. A decision by the Current Owners to invest in the El Capitan Project on a pro-rata basis reflecting their ownership, using funds raised from a third party through the sale of equity or the acquisition of debt, does not constitute a Carried Interest Investment unless such funds are provided by the Transaction Counterparty or an entity related to the Transaction Counterparty.

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EL CAPITAN PROJECT REPRESENTATION AGREEMENT
JUNE 21, 2006

Travel & Entertainment Expenses - reasonable costs incurred by Pavlich associated with travel on behalf of ECPN shall be reimbursed in full by ECPN. All travel will be approved via email communications by the President of ECPN prior to incurring the expenses.

Travel Time Charge - door-to-door travel time will be invoiced at $125 per hour in 15-minute increments. For example, on a trip from Cleveland to Vancouver, Travel Time will be incurred beginning when Pavlich leaves the offices of Pavlich Associates and ends when he arrives at the destination hotel or office, when working outside of the Cleveland area for ECPN's account, actual Travel Time will be invoiced, up to a maximum of 8 hours per day. In the case that Pavlich is away from his office for an entire day for ECPN's account, and if total Consulting Time Charges do not total at least 8 hours for that day, then additional Travel Time Charges will be invoiced to bring the total hours invoiced for that day to 8.

TERMS AND CONDITIONS

1.
GENERAL AUTHORITY. During the term of and subject to the provisions and conditions of this Agreement, ECPN authorizes Pavlich, on an exclusive basis, to solicit proposals for ECPN's El Capitan Project.

2.
INVOICING. Pavlich shall generally invoice ECPN up to twice a month for Consulting Time Charges, Travel Time Charges, and Travel & Entertainment Expenses. Pavlich will obtain written approval from the President of ECPN via email prior to incurring total charges in excess of $10,000 for a billing period. ECPN shall pay the invoice on a NET 15-Day basis from the date of the invoice.

3.	TRANSACTION RELATED OMMISSION PAYMENTS. Any Success Payment shall be due within 10 business days of the receipt or completion of a Transaction Payment.

4.	NO IMPLIED WAIVERS. In the event of breach or misunderstanding of any provision of this Agreement, the remaining provisions shall not be affected.

5.
INTERPRETATION OF AGREEMENT. This Agreement shall be interpreted in accordance with, and in performance ,governed, as applicable by the laws of the State of Nevada and includes the entire agreement between the parties on the subject ratter, If any of its provisions shall contravene or be invalid under the laws of any state, country, or jurisdiction whore used, then it is agreed that such contravention or invalidity shall not invalidate the whole Agreement, but it shall be construed as if not containing the particular provision or provisions which is invalid in the said particular state, country, or jurisdiction, and the rights and obligations of the parties shall be construed and enforced accordingly.

6.
NO ASSIGNMENT. This Agreement may he assigned by ECPN in whole or in part, either directly or indirectly, by operation of law or otherwise, only with the written consent of Pavlich being first obtained.

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EL CAPITAN PROJECT REPRESENTATION AGREEMENT
JUNE 21, 2006

7.
ARBITRATION. In the event of a disagreement over any of the provisions or terms of this Agreement, all parties agree to seek binding arbitration from a Nevada state arbitration board pursuant to the laws of the state of Nevada.

8.
TERMINATION. This agreement shall have an initial term of twenty-four months. Either party may subsequently terminate this Agreement by delivering at least thirty (30) days prior written notice of intention to terminate to the other party.

If a purchase agreement, letter of intent, or other binding or non-binding formal communication occurs between ECPN and a Prospect Company, or an Other Company, regarding an eventual transaction resulting in a material change of control of either the E1 Capitan project or ECPN or G&M within 24 months of the termination date of this Agreement, that transaction will trigger the terms of the Success Payment upon closing, regardless of when that closing ultimately occurs.

Signatures

El Capitan Precious Metals, Inc.

By: /s/ Charles C. Mottley	Date: 6/21/06
Charles C. Mottley
President/CEO, El Capitan Precious Metals, Inc

Gold and Minerals, Inc.

By: /s/ Larry L. Lozensky	Date: 6/21/06
Larry Lozensky
Title: President and Chief Executive Officer

Pavlich Associates

By: /s/ K.P. Pavlich	Date: 6/21/06
Kenneth P. Pavlich
Title Principal

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